Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 17, 2006 on the consolidated financial statements of Velocity Asset Management, Inc. and Subsidiaries as of and for the year ended December 31, 2005 in the Registration Statement on Form SB-2 and the related Prospectus of Velocity Asset Management, Inc., dated December 13, 2007, for the registration of $7,500,000 of units, each unit consisting of one share of common stock and one warrant to purchase one quarter of a share of common stock.

Toms River, New Jersey
December 13, 2007